FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

DECEMBER 31, 2007

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners
Laurel Creek Apartments San Luis Obispo, California

We have audited the accompanying balance sheet of Laurel Creek Apartments, as of December 31, 2007 and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Laurel Creek Apartments as of December 31, 2007 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/  PAILET MEUNIER AND LEBLANC, L.L.P.

Metairie, Louisiana
April 15, 2008

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002    Telephone (504) 837-0770. Fax (504) 837-7102
Member of
1GAF Worldwide - Member Firms in Principal Cities . PCAOB - Public Company Accounting Oversight Board
AICPA Centers . Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center . Private Companies Practice Section (PCPS)

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

BALANCE SHEET

DECEMBER 31, 2007

ASSETS

Current Assets

Cash and equivalents	$84,263
Accounts receivable	2,041
Prepaid expenses	2,962

Total Current Assets	89,266

Restricted Reserves
Security Deposits	70,404

Land, Structures and Equipment, Net of
Accumulated Depreciation of $941,823	1,223,868

Organizational Costs, Net of Accumulated Amortization of $24,000	2,918
Total Assets	$1,386,456

See accompanying notes

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

BALANCE SHEET

DECEMBER 31, 2007

LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities

Accounts payable - other	$7,217
Accounts payable - related party	1,206
Security deposits payable	9,246
Current portion of long-term debt	47,550

Total Current Liabilities	65,219

Long-term Debt	370,122

Total Liabilities	435,341

Partners' Capital
General Partner	43,120
Limited Partner	907,995

Total Partners' Capital	951,115

Total Liabilities and Partners' Capital	$1,386,456

See accompanying notes

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

STATEMENT OF INCOME, EXPENSES AND
CHANGES IN PARTNERS' CAPITAL

DECEMBER 31, 2007

Operating Income
Rental income	$237,507
Tenant charges	1,183
Other	2,368

Total Operating Income	241,058

Operating Expenses

Administration	23,660
Insurance and taxes	7,953
Maintenance	30,610
Utilities	25,694
Depreciation and amortization	69,618

Total Operating Expenses	157,535

Net Income from Operations	83,523

Other Income and (Expenses)
Interest income	6,032
Interest expense	(32,359)

Net Other Income and (Expenses)	(26,327)

Net Income	57,196

Beginning Partners' Capital	969,449

Partner withdrawals	(75,530)

Ending Partners' Capital	$951,115

See accompanying notes

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2007

Cash flows from operating activities:
Net Income	$57,196
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69,618
(Increase) decrease in accounts receivable	(1,947)
(Increase) decrease in prepaid expenses	54
Increase (decrease) in accounts payable - other	1,070
Increase (decrease) in accounts payable - related parties	(971)
Total adjustments	67,176
Net cash provided (used) by operating activities	124,912

Cash flows from investing activities:
(Deposit) withdrawal reserve	(4,800)
Purchases of capital assets	(337)
Net cash provided (used) by investing activities	(5,137)

Cash flows from financing activities:
Capital withdrawals	(75,530)
Principal payments on long-term debt	(44,139)
Net cash provided (used) by financing activities	(119,669)

Net increase (decrease) in cash and equivalents	106
Cash and equivalents, beginning of year	84,157

Cash and equivalents, end of year	$84,263

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest Expense	$32,359

See accompanying notes

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE A - NATURE OF OPERATIONS

The Laurel Creek Apartments is a California Limited Partnership which was formed on May 17, 1994. The partnership was formed to construct, acquire, own, operate, maintain, manage, lease, sell, mortgage or otherwise dispose of a 24-unit apartment complex located in the City of San Luis Obispo, California.

As of the report date there are two partners in the partnership, consisting of one general partner and one limited partner.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting
The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America. Under this method revenues are recognized when they are earned and expenses are recognized when they are incurred.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Fixed assets and depreciation
Fixed assets are carried at cost. Expenditures for the fixed assets are capitalized. Maintenance and repairs are charged to operations. Depreciation is calculated using the straight-line basis over the estimated useful lives.

Income Taxes
Taxable income or expenses and related tax credits are not reflected as expenses or credits of the Partnership. These items are the responsibility of the individual partners.

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE C - CASH

Cash consists of $83,312 deposited into money market accounts and $951 on deposit with the State of California Local Agency Investment Fund. At December 31, 2007, the amount deposited into the money market accounts and the Local Agency Investment Fund earned interest at 5.00% and 4.96%, respectively.

NOTE D - RESTRICTED CASH

Restricted cash consists of $70,404 maintained in a money market account earning 5.00% interest. This cash consists of $61,158 reserved for the replacement of fixed assets and $9,246 for the repayment of tenant's security deposits.

NOTE E - LAND, STRUCTURES AND EQUIPMENT

Property and equipment and accumulated depreciation consist of the following:

	Cost	Accumulated Depreciation
Land	$275,000	$-
Building	1,868,634	920,102
Equipment	22,057	21,721

Total	$2,165,691	$941,823

Depreciation expense for the year ended December 31, 2007, amounted to $67,950.

NOTE F - ORGANIZATION COSTS

Organization costs and accumulated amortization consist of the following:

	Cost	Accumulated Depreciation

Organization costs	$26,918	$24,000

Amortization expense for the year ended December 31, 2007, amounted to $1,667.

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE G - NOTE PAYABLE

The Agency has a mortgage note payable to the First Bank of San Luis Obispo. The note requires principal and interest payments totaling $6,385 each month until May 18, 2009. The note bears interest at 7.25% per annum. The following is a schedule of the debt payment requirements to maturity:

Year ending December 31,

2008	$47,550
2009	370,122

Total	$417.672

NOTE H - RELATED PARTIES

The accounting and administrative functions of the partnership are performed by employees of the Housing Authority of the City of San Luis Obispo (the Authority). Two members of the General Partner's (San Luis Obispo Nonprofit Housing Corporation) Board of Directors are also members of the Board of Commissioner's of the Housing Authority of the City of San Luis Obispo.

At December 31, 2007, the partnership owed the Authority $1,206. During the year ended December 31, 2007, the partnership paid the Authority $35,415 in administrative costs, maintenance expenses and management fees.

NOTE I - LAND DONATION AND LEASE

The land upon which the Laurel Creek Apartments were built was originally leased from the City of San Luis Obispo (the City) by the Housing Authority of the City of San Luis Obispo (the Authority). This lease agreement was later assigned from the Authority to the San Luis Obispo Nonprofit Housing Corporation (the Corporation). The lease was later assigned to the Laurel Creek Apartments Partnership. Each of the above mentioned agencies have common board members or in some other manner have oversight responsibilities over the other organizations which would qualify them as related parties.

The lease expires on April 29, 2046. The provisions for extending or renewing the lease term are not specified and are contingent upon the continuation of the project being used to provide affordable housing to lower income families. The annual lease payments are $1 per year.

The land was recorded on the Agency's books of account at the appraised value on the date the land lease was assigned to the Agency. This appraised value was $275,000. The value of the land was also recorded as a capital contribution from the General Partner on that date.

SUPPLEMENTARY INFORMATION

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants
Management Consultants

INDEPENDENT AUDITORS' REPORT ON INFORMATION
ACCOMPANYING THE BASIC FINANCIAL STATEMENTS

To the Partners
Laurel Creek Apartments

Our audit of the 2007 financial statements presented in the preceding section of this report was for the purpose of forming an opinion on such financial statements taken as a whole. The accompanying information shown on the following pages is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2007 basic financial statements taken as a whole.

/s/  PAILET MEUNIER AND LEBLANC, L.L.P.

Metairie, Louisiana
April 15, 2008

3421 N. Causeway Blvd., Suite 701. Metairie, LA 70002    Telephone (504) 837-0770 . Fax (504) 837-7102
Member of
IGAF Worldwide - Member Firms in Principal Cities . PCAOB - Public Company Accounting Oversight Board
AICPA Centers . Center for Public Company Audit Firms (SEC)
Governmental Audit Quality Center . Private Companies Practice Section (PCPS)

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

SUPPLEMENTARY INFORMATION -
ANALYSIS OF REPLACEMENT RESERVE ACCOUNT

DECEMBER 31, 2007

Balance of replacement reserve account - Beginning of Year	$56,358

Contributions to account during the fiscal year ended December 31, 2007	4,800

Balance of replacement reserve account - End of Year	$61,158

Note: The replacement reserve account appears to have been fully funded during the fiscal year ended December 31, 2007.

LAUREL CREEK APARTMENTS
(A California Limited Partnership)

SUPPLEMENTARY INFORMATION -
CALCULATION OF CASH DISTRIBUTION

DECEMBER 31, 2007

Net Income for the year ended December 31, 2007	$57,196

Add: Depreciation expense	67,950

Add: Amortization expense	1,667

Deposits to Replacement Reserve Account	(4,800)

Debt Service (Mortgage Loan)	(44,139)

Adjusted cash available from operations through December 31, 2007	$77,874

Net cash available for disbursement	$77,874

Limited Partner Distribution = 75%	$58,406

General Partner Distribution = 25%	19,468

Total Partner Distributions for the fiscal year ended December 31, 2007	$77,874